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                                                                 EXHIBIT (A)(12)


         THE LIMITED, INC. COMMENCES TAX-FREE EXCHANGE OFFER TO CREATE
                     FULLY INDEPENDENT ABERCROMBIE & FITCH


Columbus, Ohio (April 15, 1998) - The Limited, Inc. (NYSE/LSE: LTD) announced today that it is commencing a tax-free exchange offer to effect its plan to establish Abercrombie & Fitch (NYSE: ANF) (A&F) as a fully independent company. Under the offer, Limited shareholders have the option of electing to exchange some or all (subject to proration) of their Limited shares for shares of A&F. Limited shareholders who elect to participate will be able to select from a range of exchange ratios ranging from a minimum of .73 of a share of A&F for each Limited share, up to a maximum of .86 of a share of A&F for each Limited share. Through this exchange offer, The Limited intends to distribute all of its 43,600,000 shares of A&F common stock to shareholders of The Limited.

The Company said the exchange offer provides Limited shareholders the opportunity to receive an 8.9% to 28.3% premium for their Limited shares, based on current market prices.

The offer is set to expire at 12 midnight, New York City time, Wednesday, May 13, 1998, unless extended. Once the offer expires, the final exchange ratio will be set, and the proration of shares, if necessary, will be determined.

The exchange offer is being made by means of an offering circular-prospectus, copies of which may be obtained from the information agent, D.F. King & Co., Inc. The exchange agent for the offer is First Chicago Trust Company of New York. In connection with the exchange offer, The Limited has retained Goldman, Sachs & Co. to act as dealer manager and Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC to serve as financial advisors.

The Exchange Offer is subject to certain conditions, including that sufficient shares of Limited common stock are validly tendered so that at least 90% of the shares of A&F common stock owned by The Limited (39,240,000 out of a total of 43,600,000 shares) can be exchanged for shares of Limited common stock.

The Limited, Inc., through Express, Lerner New York, Lane Bryant, Limited Stores, Structure, Limited Too, Galyan's and Henri Bendel presently operates 3,700 specialty stores. The Company also owns approximately 83% of Intimate Brands, Inc. which, through Victoria's Secrets Stores and Bath & Body Works presently operates 1,737 specialty stores and distributes apparel internationally through the Victoria's Secret Catalogue. The Company owns
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approximately 84% of Abercrombie & Fitch.

Abercrombie & Fitch is a lifestyle brand which, at the end of March, operated 159 stores and published The A&F Quarterly.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward looking statements made by The Limited involve material risks and uncertainties and are subject to change based on various important factors which may be beyond The Limited's control. Accordingly, The Limited's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in The Limited's filings with the Securities and Exchange Commission. The Limited does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.

The A&F common stock to be issued in the exchange offer will be offered or sold solely pursuant to the offering circular-prospectus. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities law of any such state.

Please contact D.F. King & Co., Inc., the information agent for the proposed exchange offer, for copies of the offering circular-prospectus, when they become available. D.F. King's address is 77 Water Street, New York, NY 10005 and its phone number is 1-800-549-6864.


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For further information, please contact:                  Rita Trevino Flynn
                                                          Vice President
                                                          Communications
                                                          The Limited, Inc.
                                                          614-415-7555